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Exhibit 12.1

CDRV INVESTORS, INC.
Computation of Earnings to Fixed Charges
(Dollars in millions)

	Predecessor						Predecessor	Successor
							Three Months Ended
	Year Ended December 31,					Successor April 7- December 31, 2004
					January 1- April 6, 2004		March 31, 2004	March 31, 2005
	2000	2001	2002	2003
Income (loss) before income taxes and cumulative effect of a change in accounting principle and equity method earnings	$(105.0)	$(26.1)	$73.5	$110.7	$35.7	$53.7	$33.0	$0.8
Add: Equity method earnings	0.7	0.7	0.5	0.6	0.1	0.4	0.1	0.1
Add: Fixed charges	107.8	86.9	52.4	35.9	8.8	61.0	8.3	28.7

Earnings, as defined	$3.5	$61.5	$126.4	$147.2	$44.6	$115.1	$41.4	$29.6

Fixed Charges:
Interest Expense	$100.1	$77.5	$41.8	$26.1	$5.8	$52.7	$5.5	$25.7
One-third rental expense	7.7	9.4	10.6	9.8	3.0	8.3	2.8	3.0

Total Fixed Charges	$107.8	$86.9	$52.4	$35.9	$8.8	$61.0	$8.3	$28.7

Ratio of Earnings to Fixed Charges	—	—	2.4	4.1	5.1	1.9	5.0	1.0

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CDRV INVESTORS, INC. Computation of Earnings to Fixed Charges (Dollars in millions)